EXHIBIT 99

Section 2: EX-99 (PRESS RELEASE)

FOR RELEASE May 9, 2008

BOTETOURT BANKSHARES, Inc.

19747 Main Street

Buchanan, Virginia 24066

For Further Information Contact:

Michelle A. Alexander, Chief Financial Officer

(540) 591-5013

BOTETOURT BANKSHARES, INC ANNOUNCES EARNINGS

BUCHANAN, VIRGINIA. May 9, 2008 — Buchanan-based Botetourt Bankshares, Inc. announced today its consolidated financial results for the quarter ending March 31, 2008. Net income for the first quarter amounted to $670,804. This amount compares to $863,940 for the same period last year, representing a decrease of $193,136 or 22.36%. Basic earnings per share decreased $0.16 from $0.70 at March 31, 2007 to $0.54 at March 31, 2008. Diluted earnings per share decreased $0.15 from $0.69 at March 31, 2007 to $0.54 at March 31, 2008.

At March 31, 2008 total assets amounted to $289,792,300, total deposits were $259,953,433, net loans were $241,417,067 and total stockholders’ equity was $26,999,158.

H. Watts Steger, Chairman and Chief Executive Officer of Botetourt Bankshares, Inc., states “Our Company’s earnings were adversely impacted in the first quarter due to a compression in the net interest margin, resulting from the FOMC’s dramatic actions of interest rate reductions during the first three months of 2008. The 200 basis point reduction in interest rates was the most rapid change in rates that has occurred in the past twenty-five years. Our Company’s rate-sensitive assets are subject to repricing at a faster rate than our deposit liabilities. Additionally, the opening of our tenth office, in Natural Bridge, resulted in an increase in non-interest expense. Deposit growth for the three months ended March 31, 2008 amounted to $11,847,000, an increase of 4.78%, primarily attributable to the recent opening of two offices. Asset quality is strong in spite of the current economic environment and loan delinquencies remain within acceptable limits. While disappointed in the reduction in net income, I am nevertheless pleased with the overall progress enjoyed by the Company.”

Botetourt Bankshares, Inc. is the holding company for Bank of Botetourt, which was chartered in 1899. Bank of Botetourt operates ten full service offices in Botetourt, Rockbridge, Roanoke and Franklin counties.

Information in this press release contains “forward-looking statements.” These statements involve risks and uncertainties that could cause actual results to differ materially including, without limitation, the effects of future economic conditions, governmental fiscal and monetary policies, legislative and regulatory changes, the risks of changes in interest rates and the effects of competition. Additional factors that could cause actual results to differ materially are discussed in Botetourt Bankshares, Inc.’s recent filings with the Securities and Exchange Commission, included but not limited to its Annual Report on Form 10-K and its other periodic reports.

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Botetourt Bankshares, Inc.

Consolidated Balance Sheets

March 31, 2008 and December 31, 2007

	(Unaudited) March 31, 2008	(Audited) December 31, 2007
Assets
Cash and due from banks	$7,537,179	$7,680,230
Interest-bearing deposits with banks	183,327	219,756
Federal funds sold	6,983,000	—
Investment securities available for sale	17,380,576	20,659,344
Investment securities held to maturity (fair value approximates $1,357,346 at March 31, 2008 and $1,349,603 at December 31, 2007)	1,350,000	1,350,000
Restricted equity securities	550,900	505,500
Loans, net of allowance for loan losses of $2,323,581 at March 31, 2008 and $2,291,617 at December 31, 2007	241,417,067	235,388,641
Property and equipment, net	8,364,147	8,195,018
Accrued income	1,522,457	1,629,754
Foreclosed assets	1,969,766	1,475,000
Other assets	2,533,881	2,528,324

Total assets	$289,792,300	$279,631,567

Liabilities and stockholders’ equity
Liabilities
Noninterest-bearing deposits	$31,572,028	$32,442,608
Interest-bearing deposits	228,381,405	215,663,359

Total deposits	259,953,433	248,105,967

Federal funds purchased	—	2,134,000
Accrued interest payable	1,739,220	1,400,970
Other liabilities	1,100,489	1,539,240

Total liabilities	262,793,142	253,180,177

Commitments and contingencies	—	—

Stockholders’ equity
Common stock, $1.00 par value, 2,500,000 shares authorized, 1,244,925 issued and outstanding at March 31, 2008 and 1,243,300 issued and outstanding at December 31, 2007	1,244,925	1,243,300
Additional paid-in capital	1,610,334	1,577,284
Retained earnings	24,319,608	23,909,897
Accumulated other comprehensive loss	(175,709)	(279,091)

Total stockholders’ equity	26,999,158	26,451,390

Total liabilities and stockholders’ equity	$289,792,300	$279,631,567

Botetourt Bankshares, Inc.

Consolidated Statements of Income

For Three Months Ended March 31, 2008 and 2007 (unaudited)

	Three Months Ended March 31,
	2008	2007
	(Unaudited)	(Unaudited)
Interest income
Loans and fees on loans	$4,340,172	$4,289,120
Federal funds sold	19,944	26,580
Investment securities:
Taxable	114,951	166,514
Exempt from federal income tax	87,053	88,796
Dividend income	12,299	11,792
Deposits with banks	2,128	2,173

Total interest income	4,576,547	4,584,975

Interest expense
Deposits	2,053,540	1,853,404
Federal funds purchased	18,396	7,224

Total interest expense	2,071,936	1,860,628

Net interest income	2,504,611	2,724,347

Provision for loan losses	45,000	75,000

Net interest income after provision for loan losses	2,459,611	2,649,347

Non-interest income
Service charges on deposit accounts	139,453	154,466
Mortgage origination fees	74,917	66,621
Other income	224,415	196,418

Total non-interest income	438,785	417,505

Non-interest expense
Salaries and employee benefits	1,075,641	1,080,282
Occupancy and equipment expense	254,562	214,520
Other expense	599,162	533,591

Total non-interest expense	1,929,365	1,828,393

Income before income taxes	969,031	1,238,459

Income tax expense	298,227	374,519

Net income	$670,804	$863,940

Basic earnings per share	$0.54	$0.70

Diluted earnings per share	$0.54	$0.69

Dividends declared per share	$0.21	$0.20

Basic weighted average shares outstanding	1,243,746	1,242,068

Diluted average shares outstanding	1,245,293	1,245,282